Exhibit 10.24
2024 Unit Performance Plan -- Corporate Performance Measures and Named Executive Officer Target Variable Pay Opportunities

On December 5, 2023 the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measures, eligible employees (including the executive officers), and target variable pay opportunities for the 2024 Unit Performance Plan (the "UPP").

For 2024, UPP corporate performance will be measured: (i) 40% by GAAP earnings before interest and taxes, adjusted by the Committee to exclude non-core and any unusual or non-recurring items (typically the same non-core and any unusual or non-recurring items as those excluded from earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures) (“adjusted EBIT”); (ii) 40% by “modified operating cash flow,” defined as GAAP net cash provided by operating activities, subject to adjustment by the Committee for any unusual, non-core, or non-recurring cash sources or uses distortive of operating cash flow; and (iii) 20% by strategic and execution measures related to safety, new business generation revenue and inclusion.

The target 2024 adjusted EBIT and operating cash flow and corresponding target UPP payout pool amount will be based on the Company's adjusted EBIT and operating cash flow targets under the annual business plan for 2024 as approved by the Board of Directors. The Compensation Committee will approve the 2024 UPP cash payout pool amount in early 2025 based upon actual adjusted EBIT, operating cash flow, and strategic and execution measures compared to performance against the pre-set targets, subject to adjustment based on the Committee’s evaluation of overall business and financial conditions and corporate performance.

The portion of the UPP award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts multiplied by a "performance factor" corresponding to the Committee’s evaluation of overall performance compared to pre-established organizational and personal performance objectives. For 2024, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the principal executive officer, the principal financial officer, and the current other executive officers for whom executive compensation disclosure was provided in the Company's 2024 Annual Meeting Proxy Statement (the “named executive officers”) will be 150% for Chief Executive Officer Mark J. Costa, 100% for each of Executive Vice President and Chief Financial Officer William T. McLain, Jr., and Executive Vice President and Chief Commercial Officer Brad A. Lich, and 85% for each of Executive Vice President, Technology & Manufacturing, Engineering and Chief Sustainability Officer, Stephen G. Crawford, and Senior Vice President, Additives and Functional Products, B. Travis Smith.

After the end of 2024, in connection with the determination of the amount of the total UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and recommend to the Compensation Committee the amounts of the individual payouts from the portion of the total UPP award pool allocated to the executive officers. Based on the Chief Executive Officer's assessment, the Compensation Committee will determine the UPP payouts to the executive officers for 2024 in early 2025. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2024 in early 2025. The UPP payouts, if any, to the CEO and other executive officers for 2024 will be disclosed in the Company's Proxy Statement for its 2025 Annual Meeting of Stockholders.